Exhibit 10.3

February 19, 2025

Bill Roeschlein

By E-mail

Re:	Amended and Restated Employment Agreement

Dear Bill:

This Amended and Restated Employment Agreement (this “Agreement”), entered into on February 19, 2025, and effective as of February 19, 2025, is made by and between Bill Roeschlein and Tigo Energy, Inc., a Delaware corporation (the “Company”). You and the Company are currently parties to that certain Employment Agreement, dated as of January 10, 2023 (the “Prior Agreement”). You and the Company mutually desire to amend and restate the Prior Agreement and replace it in its entirety with this Agreement and, in connection therewith, to provide for your continued services and employment by the Company on the terms and conditions herein provided.

In consideration of the mutual covenants and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company (each individually a “party” and collectively the “parties”), each intending to be legally bound hereby, agree as follows:

1.	Title; Function; Duties: You will serve as the Chief Financial Officer of the Company (the Company and its subsidiaries and controlled affiliates are collectively referred to herein as the “Company Group”), and you shall report to the Chief Executive Officer of the Company. You shall have the duties and responsibilities commensurate with your position and any other duties and responsibilities as may from time to time be reasonably assigned to you by the Chief Executive Officer of the Company.

You shall serve the Company Group faithfully and to the best of your ability and shall devote your full time, energy, experience and talents to the business of the Company Group; provided, that you may manage your personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, your duties hereunder or conflict with any of your other obligations to the Company Group.

2.	Term of Employment: Your term of employment with the Company hereunder commences on the Start Date and will continue until terminated hereunder (the “Employment Term”), subject to the termination provisions of Section 4.

3.	Compensation; Expenses:

a. Base Salary. During the Employment Term, you will receive a base salary at the rate of $400,000 per year (such amount, subject to adjustment by the Company from time to time, the “Base Salary”), payable in accordance with the Company’s regular payroll practices. Your position is classified as exempt and, therefore, you are not eligible to receive payment for overtime.

b. Annual Bonus. During the Employment Term, you will be eligible to receive, on an annual basis, a performance- based bonus payment (pro-rated for any partial calendar years of employment) as determined by the Board of Directors of the Company (the “Board”) in its sole discretion (the “Annual Bonus”). The target Annual Bonus shall equal 75% of the Base Salary based on your achievement of certain performance objectives as determined by the Board, or the Compensation Committee of the Board, in their sole discretion. Payment of the Annual Bonus will be contingent on your continued employment on the payment date of such Annual Bonus.

c. Business Expenses. You will be reimbursed for reasonable business expenses actually incurred by you in connection with your employment in accordance with the Company’s expense reimbursement policies (including the requirement to provide appropriate documentation of such expenses), as in effect from time to time.

d. Paid Time Off. You will be eligible for paid time off days subject to and in accordance with the Company’s paid time off policies as in effect from time to time.

e. Benefits. You may continue to participate in benefit plans offered by the Company, from time to time, including a group health insurance plan, subject to the terms and conditions of the applicable plan documents (including any eligibility and vesting requirements).

4.	Termination/Resignation of Employment:

a. Your employment hereunder may be terminated at any time (i) by you for any reason upon thirty (30) days’ written notice, (ii) by the Company without Cause or as a result of your Disability, (iii) by you for Good Reason, (iv) by the Company for Cause or (v) without any action by either party, immediately upon your death. With respect to the notice period pursuant to clause (i) of the immediately preceding sentence, the Company may in its sole discretion (i) place you on a paid, non-working, garden leave during some or all of such notice period (and, for the avoidance of doubt, relieve you of your title and duties during such period), and/or (ii) waive such notice, in whole or in part, by accelerating your termination date and paying your Base Salary in lieu of the portion of the notice period waived by the Company and without affecting the voluntary nature of your termination.

b. If your employment is terminated for any reason, you shall receive (i) payment of any accrued but unpaid Base Salary through the last day of your employment, (ii) payment for any accrued but unused paid time off days, (iii) any vested employee benefits covered by the Employee Retirement Income Security Act of 1974, as amended, to which you are entitled upon termination of your employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, as applicable, and (iv) reimbursement for any unreimbursed business expenses incurred by you on or prior to your last date of employment with the Company pursuant to Section 3 (collectively, the “Accrued Obligations”). The Company shall have no further obligations to you pursuant to this Agreement or otherwise in connection with the termination of your employment, other than as expressly set forth in this Section 4 or as required by law. You acknowledge and agree that, except as specifically described in this Section 4 or as otherwise required by law, all of your rights to any compensation, benefits, bonuses or severance from the Company Group will cease upon termination of your employment and that you will have no further rights to any payments or benefits pursuant to this Agreement or otherwise in connection with the termination of your employment.

c. Subject to your execution of a separation and general release agreement in substantially the form attached hereto as Exhibit A (the “Release”) and the Release becoming fully irrevocable within sixty (60) days following the last date of your employment with the Company (the “Release Execution Period”), if the Company terminates your employment hereunder without Cause or you resign for Good Reason, in each case, within ninety (90) days following a Change in Control (as defined below), the Company shall provide you with the payments and benefits below (together, the “Change in Control Severance Benefits”):

(i)	An amount equal to 18 months’ of your then current Base Salary;

(ii)	Your Annual Bonus for any performance year prior to the year during which your termination of employment occurs, to the extent not paid;

(iii)	An amount equal to the greater of (x) your target Annual Bonus (which is equal to 75% of your Base Salary), and (y) your Annual Bonus determined based on actual performance as determined by the Board, for the performance year during which your termination occurs; and

(iv)	Provided that you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay your COBRA premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the effective date of your termination of employment and ending on the earliest to occur of: (x) the end of the 18-month period immediately following the date of such termination; (y) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including due to changes in applicable law or the Company ceasing to provide group health insurance coverage to any of its employees.

d. Subject to your execution of the Release and the Release becoming fully irrevocable within the Release Execution Period, if the Company terminates your employment hereunder without Cause or you resign for Good Reason, in each case, at any time other than the ninety (90) day period following a Change in Control, the Company shall provide to you with the same benefits as described above in Section 4(c), except that (i) the number of months in Section 4(c)(i) shall be 12 months, (ii) the amount in Section 4(c)(iii) shall be equal to pro-rated target Annual bonus based on the number of days you were employed during the performance year prior to such termination, and (iii) the number of months in Section 4(c)(iv)(x) shall be 12 months (the “Non-Change in Control Severance Benefits”).

e. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. The payments in relation to the Change in Control Severance Benefits or the Non-Change in Control Severance Benefits shall be made on the first administratively practicable payroll date on or next following the date the Release becomes fully irrevocable (provided, however, that the amounts paid pursuant to Section 4(c)(iii) of the Change in Control Severance Benefits shall be paid at the same time the Company normally pays annual bonuses for similarly-situated employees of the Company, but in no event later than March 1 of the calendar year following the calendar year in which the termination date occurs); provided, that to the extent the Company determines that such amount may be considered to be “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and pronouncements thereunder (“Section 409A”), the payment of such amount shall be made on the first payroll date on or next following the 65th day following the date of such termination; provided, further, that if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

f. For purposes of this Agreement, “Cause” means: (i) your commission of fraud, embezzlement or material misappropriation of funds, property or business opportunity of the Company Group; (ii) conviction of, or plea of nolo contendere (or a similar plea) to, or your failure to contest your prosecution for, or commission of any act which is, a felony (or its equivalent in any non-U.S. jurisdiction) or any misdemeanor involving moral turpitude; (iii) your breach of fiduciary duty, conflict of interest or self-dealing, gross negligence, willful misconduct or willful insubordination in the course of your employment, which results, in each case, in material harm to the business or reputation of the Company; or (iv) your violation of policies or procedures of the Company Group which is detrimental to the business, reputation, character or standing of the Company Group; provided, that to the extent such event may be remedied, the Company has notified you of such event in writing and you have not remedied the alleged violation(s) within ten (10) business days following his receipt of such notice.

g. For purposes of this Agreement, “Good Reason” means the occurrence, without your consent, of: (i) a material reduction in your Base Salary (except if such reduction is a part of a reduction for all similarly-situated employees of the Company); (ii) a material diminution in your authority, duties or responsibilities with the Company; (iii) a material breach of this Agreement by the Company; or (iv) the Company’s requirement that the location of your principal place of employment be relocated more than fifty (50) miles from its current location, unless such new location is closer to your personal residence than the prior place of employment or such relocation is otherwise subject to a reasonable hybrid work policy.. None of the events described in the immediately preceding sentence shall constitute Good Reason unless and until (v) you determine that a Good Reason condition has occurred, (w) you first notify the Company in writing describing the condition which constitutes Good Reason within thirty (30) days of its initial occurrence, (x) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and you have cooperated in good faith with the Company’s efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) you terminate your employment within thirty (30) days after the end of such thirty (30)-day cure period. If the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

h. For purposes of this Agreement, “Change in Control” means the occurrence of any one or more of the following events:

(i)	any “person” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto (the “Exchange Act”) (other than (A) the Company or any of its affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company, par value $0.001 per share (“Common Stock”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (x) were directors on May 23, 2023 or (y) become directors after May 23, 2023 and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on May 23, 2023 or whose election or nomination for election was previously so approved;

(iii)	the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets.

5.	Confidential Information: During the Employment Term and as a result of your employment, you will have access to or become familiar with information of a confidential or proprietary nature that pertains to the business operations of the Company Group and that is not publicly-available or known to its and their respective competitors. Such information includes, but is not limited to, (i) information relating to any member of the Company Group’s business, operations, customers, clients, suppliers and vendors, including, but not limited to, information received from third parties under confidential conditions, business plans, compensation data, customer lists, customer preferences, customer files, products and services offered or in development, strategic direction, marketing strategies and plans, software, designs (such as database design), executable code, new materials research, pending projects and proposals, proprietary production processes, research and development strategies, source code, technological data, technological prototypes, various business data of any member of the Company Group and clients, procedures, formulas, processes, financial data and results of operations; and (ii) other know-how, ideas, concepts, trade secrets, and methodologies and technical, business, or financial information relating to the business of any member of the Company Group (collectively, “Confidential Information”). You acknowledge that the Confidential Information is, among other things, not readily available to the public, extremely valuable to the Company Group’s operations, and the Company Group has expended great effort and significant funds in developing, and maintaining the confidentiality of, the Confidential Information. Without limiting any other confidentiality obligations you may owe to the Company Group, you agree not to disclose any Confidential Information, directly or indirectly, or use it in any way, either during the Employment Term or any time thereafter, except (a) as required in the course of your employment for the Company, (b) for information that is or becomes publicly-available other than through your breach of any confidentiality obligations (unless such information became public as a result of a violation of any other person or entity’s confidentiality obligations) or (c) as required by legal process (provided, that in the event of legal process, you must provide prompt notice to the Company prior to responding to such legal process and cooperate with the Company or its subsidiaries or affiliates if either elects to contest such legal process). You further agree not to copy or record or allow to be copied or recorded any such Confidential Information, except as required in the course of your employment. Notwithstanding the foregoing, neither this Section 5 nor Section 9 of this Agreement prohibits you from reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company Group). Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Notice under the Defend Trade Secrets Act:

In addition, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Return of Property: You agree to deliver promptly to the Company upon the termination of your employment for any reason or at any time upon the Company’s request all documents, materials and computer media in any form (and all copies thereof) belonging to any member of the Company Group or containing Confidential Information and all property of any member of the Company Group.

7.	Non-Competition: During the Employment Term, you shall not (and shall cause your controlled affiliates not to) directly or indirectly (including through their respective controlled affiliates or otherwise, including as a proprietor, principal, consultant, agent, partner, officer, manager, director, equityholder, employee or other representative), either for you or for any other person or entity, anywhere within the United States or any other jurisdiction or marketing area in which the Company Group is doing business, (a) engage in for your own benefit or for the benefit of any third party a Competing Business, (b) otherwise own, manage, operate, control, advise, be employed by or provide services to (in either case, in a competitive capacity), or participate in the ownership, management, operation or control of, or be connected in any manner with (where such connection is competitive with the business of the Company), any Competing Business or (c) acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of, or any equity interest in, any person or entity if the annual revenues of such person or entity from a Competing Business (or Competing Businesses) are more than five percent (5%), individually or in the aggregate, of such person’s or entity’s total consolidated annual sales (based on the most recent full fiscal year revenues of such person or entity). Notwithstanding the foregoing, ownership as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation whose stock is listed on a national (or comparable international) securities exchange or of limited partnership or similar interests in any private equity, venture capital or hedge fund will not constitute a breach of this Section 7. For purposes of this Agreement, “Business” shall mean the business engaged in by any member of the Company Group during your employment with the Company. For purposes of this Agreement, “Competing Business” shall mean any person or entity, business, or subdivision of a business engaged in business in competition with the Business, or, to your actual knowledge, any such persons or entities who or which are actively pursuing or otherwise planning to engage in competition with the Business.

8.	Non-Solicitation: During the Employment Term and for twelve (12) months following the termination of your employment for any reason, you shall not (a) persuade or seek to persuade any business relation of the Company Group to cease to do business or to reduce the amount of business it has done or may contemplate doing with the Company Group; (b) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company Group (or, if following the termination of your employment with the Company, then instead is such an employee, agent, consultant or representative as of your last day of employment or was during the prior twelve (12)- month period) to terminate his or her relationship with the Company Group, or otherwise seek to adversely influence or alter such person’s relationship with the Company Group, or become employees, agents, representatives or consultants of any other person; or (c) directly or indirectly, use confidential information to enter into, or solicit or otherwise endeavor to enter into, any business relationship with any person with whom the Company Group had a significant business relationship or with whom the Company Group is actively pursuing, or during the prior twelve (12)-month period have actively pursued, such a significant business relationship; provided, that the foregoing shall not apply to (i) solicitation through the use of general solicitation or advertising not targeted to such persons or (ii) solicitation through the use of search firms, so long as such firms are not advised by you to solicit or otherwise target such persons.

9.	Non-Disparagement: During the Employment Term and thereafter, you agree not to, and to cause your controlled affiliates not to, make or publish any derogatory or disparaging written, oral, or electronic statements about (a) any member of the Company Group or any of its or their predecessors, members, direct or indirect equityholders and the present and former employees, consultants, officers, partners, directors or the attorneys or other representatives of the foregoing, individually and in their official capacities, or (b) any products, services, practices or operations of any member of the Company Group. Nothing in this Section 9 shall prohibit or restrict you from (i) making or publishing any such statements you or your controlled affiliate, as applicable, reasonably believe in good faith to be necessary in responding to or initiating a bona fide legal claim involving you or your controlled affiliate, as applicable, and is otherwise not prohibited by the terms of this Agreement, or (ii) answering truthfully if compelled to do so in a deposition, lawsuit or similar dispute resolution proceeding.

10.	Intellectual Property:

a. You agree to promptly disclose to the Company any and all work product, inventions, works of authorship, designs, methods, processes, procedures, discoveries, analyses, data collections, technology, patterns, techniques, and proposed slogans, logos, domain names and other indicia of origin that are created, authored, invented, reduced to practice, discovered, learned or developed by you (either solely or jointly with others) during the Employment Term (collectively, “Company Work Product”).

b. You acknowledge and agree that the following shall be the exclusive, sole and absolute property of the Company and/or any other member of the Company Group, as applicable: all rights to patents, copyrights, trademarks, trade secrets, rights of inventorship, rights of authorship, or other intellectual property rights (“Intellectual Property Rights”) embodied by, or subsisting in, any Company Work Product, including (i) any and all rights to sue for past, present and future infringements or misappropriations of Company Intellectual Property (as defined below) and any damages, payments or other proceeds arising out of such claims; and (ii) any and all rights to create derivative works, developments, or improvements based on Company Work Product and Intellectual Property Rights that may be embodied by, or subsisting in, such derivative works, developments or improvements; but excluding any inventions required to be excluded by Section 2870 of the California Labor Code (“Section 2870”) as set forth below (collectively, the “Company Intellectual Property”).

c. All work performed by you in creating, authoring, inventing, discovering, learning or developing Company Work Product shall be considered “works made for hire” to the extent permitted under applicable copyright law. To the extent any copyrightable works included in the Company Work Product does not constitute “works made for hire,” you hereby (i) assign and transfer any copyrights that constitute Company Intellectual Property and (ii) waive any moral rights or other rights of authorship you may retain in Company Work Product, in accordance with the assignment and other obligations set forth in this Section 10 below.

d. You hereby (i) transfer and assign to the Company (and agree to transfer and assign), without any requirement of further consideration, all right, title, and interest in, and to, Company Intellectual Property, and (ii) waive any so-called “moral rights” to the Company Work Product, including, without limitation, the right to restrain or claim damages for any distortion, mutilation or other modification of the Company Work Product.

e. You agree, at the Company’s expense, to execute any documents and take any actions requested by any member of the Company Group at any time, at no additional cost to such parties (whether during the Employment Term or thereafter), in the confirmation, registration, protection and enforcement of all rights in and to the Company Intellectual Property and other Company Work Product. You hereby irrevocably appoint Company as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest.

f. You recognize that this Agreement is not, and does not purport to be, an assignment of any invention, the assignment of which is prohibited under Section 2870 or any like statute of any other state. Your inventions will only be excluded from Company Intellectual Property to the extent, and solely to the extent, Section 2870 requires such exclusion. Section 2870 provides as follows:

California Labor Code Section 2870

(i)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

ii.	Result from any work performed by the employee for his employer.

(ii)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

11.	Breach; Remedies; Separate and Independent Covenants: You acknowledge that the restrictions contained in Sections 5 through 10, in view of the competitive nature of the business in which the Company Group is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company Group, and that any violation would result in irreparable injury to the Company Group. You therefore acknowledge and agree that, in the event of a breach or threatened breach by you of any of these Sections, the Company Group shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without proving actual damages or posting a bond or other security), as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled. You also acknowledge and agree that each of the restrictions to which you are subject in this Agreement and each of the covenants made by you in this Agreement shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and the existence of any claim by you against any member of the Company Group under this Agreement or otherwise, will not excuse your breach of any of the restrictions or covenants contained in this Agreement.

12.	Policies: You will be subject to all policies and procedures as currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any employee handbook applicable to the Company’s employees.

13.	Indemnification; D&O Insurance: During the Employment Term and thereafter, the Company will (a) indemnify you and hold you and your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of or with any member of the Company Group, or your service in any such capacity or similar capacity with any entity at the request of the Board or the Company (b) continue and maintain directors and officers liability insurance covering you in an amount and scope to the fullest extent provided by such insurance policies that is at least as favorable as the coverage provided by the Company to any senior executive of the Company or under its governance documents as of the Closing Date (and without giving effect to any amendments thereto that would diminish or limit such obligations).

14.	Survival: The obligations and rights set forth in Sections 5 through 21 of this Agreement shall survive the expiration or termination of this Agreement and your employment hereunder for any reason whatsoever.

15.	Section 409A: The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A, as amended, and this Agreement and any associated documents shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Section 409A. Notwithstanding anything to the contrary set forth in this Agreement, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as defined for purposes of Section 409A). The Company makes no representation or warranty and shall have no liability to you or any other person pursuant to Section 409A, including if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

16.	Governing Law; Exclusive Jurisdiction; Severability. This Agreement is governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. The Company and you hereby irrevocably and unconditionally agree that the exclusive jurisdiction for any disputes arising out of or relating to this Agreement or your employment with the Company shall be the state and federal courts located within the State of California (provided, that an order or judgment of such court may be entered or enforced in any court having personal jurisdiction over the party against whom the order or judgment is sought to be enforced). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party as follows (a) to the Company at 655 Campbell Technology Parkway, Suite 150, Campbell, CA 95008 with attention to: General Counsel, (b) to you at the address maintained by the Company in the regular course of its business for payroll purposes, or, in either case, such other address as shall be furnished in writing by either party to the other party; provided, that such notice or change in address shall be effective only when received by the other party. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and you agree that such provision shall be modified to make it enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is declared invalid, illegal or unenforceable for any reason in any jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect.

17.	Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company (and other members of the Company Group) and its (and their respective) successors and assigns and you and your heirs, executors, administrators, and successors; provided, that the services provided by you are of a personal nature and you cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of your rights, or obligations under this Agreement (and any such purported action by you shall be null and void); provided, further, that the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, the other members of the Company Group or any person, firm or corporation resulting from the reorganization of the Company or any other member of the Company Group or succeeding to the business or assets of the Company or any other member of the Company Group by purchase, merger, consolidation or otherwise.

18.	Entire Agreement; No Reliance; No Modification: You acknowledge that you have not relied on any oral or written promises or representations other than those explicitly stated in this Agreement, that this Agreement (and the documents referenced herein) constitutes the entire understanding of the parties regarding the subject matter hereof, and that this Agreement supersedes all prior or contemporaneous oral or written promises, representations or understandings which may have related to the subject matter hereof in any way, including the Prior Agreement. This Agreement cannot be modified except in a writing (other than an email) signed by the Company and approved by the Board.

19.	Tax Withholdings: All payments and benefits provided hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law

20.	Counterparts; Original: This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

21.	Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party hereto that drafted this Agreement is of no application and is hereby expressly waived by the parties hereto.

Your employment (and continued employment) is contingent upon your maintaining authorization to be employed in the United States commensurate with the business needs of the Company.

[SIGNATURE PAGE FOLLOWS]

If the terms and conditions of this Agreement are acceptable to you, please sign and date this Agreement below and return the signed original to me.

Sincerely,

Tigo Energy, Inc.

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Bill Roeschlein
Bill Roeschlein

Date: February 19, 2025

Exhibit A

Form of Release Agreement